Exhibit 99.1

NEWS RELEASE

SPX REPORTS FOURTH QUARTER 2012 RESULTS

ANNOUNCES 2013 ANNUAL GUIDANCE

Fourth Quarter 2012 Results in Line with Previously Announced Targets

2013 Earnings Per Share from Continuing Operations Range of $4.60 to $5.10

Targets $450 Million For Share Repurchases and Voluntary Pension Funding

CHARLOTTE, NC — February 14, 2013 — SPX Corporation (NYSE:SPW) today reported results for the fourth quarter and year ended December 31, 2012 and announced annual guidance for 2013:

Fourth Quarter Highlights:

•                  Revenues increased 14.1% to $1.44 billion from $1.26 billion in the year-ago quarter.  Organic revenues* increased 1.9%, while completed acquisitions and currency fluctuations impacted revenues by 12.9% and (0.7)%, respectively.

•                  Segment income and margins were $173.8 million and 12.1%, compared to $160.5 million and 12.8% in the year-ago quarter.

•                  Net loss per share from continuing operations was $(3.62), which included a non-cash impairment charge of $285.9 million, or $5.19, net of tax, per share, associated with the impairment of goodwill and other long-term assets within the Thermal Equipment and Services segment.

•                  Diluted net income per share was $2.83, which included a gain of $560.7 million or $6.32, net of tax, per share related to the sale of the Service Solutions business for approximately $1.15 billion.  The results for this business unit, including the gain on the sale, are reported as a discontinued operation.

•                  Net cash from continuing operations was $225.4 million, compared with $144.9 million in the year-ago quarter.  The increase was due primarily to higher outflows in the prior year quarter related to the acquisition of ClydeUnion.

•                  Free cash flow from continuing operations* was $199.5 million, compared with $70.4 million in the year-ago quarter. The increase was due primarily to the item noted above, as well as lower capital expenditures as spending on the expansion of our power transformer facility was essentially completed in the fourth quarter of 2011.

Full Year 2012 Highlights:

•                  Revenues increased 12.4% to $5.10 billion from $4.54 billion in 2011.  Organic revenues* increased 2.5%, while completed acquisitions and currency fluctuations impacted reported revenues by 12.6% and (2.7)%, respectively.

•                  Segment income and margins were $505.9 million and 9.9%, compared to $520.6 million and 11.5% in 2011.

•                  Net loss per share from continuing operations was $(1.62), which included a non-cash impairment charge of $285.9 million, or $5.11, net of tax, per share, associated with the impairment of goodwill and other long-term assets within the Thermal Equipment and Services segment.

•                  Diluted net income per share was $5.18, which included a gain of $560.7 million or $6.26, net of tax, per share related to the sale of the Service Solutions business for approximately $1.15 billion.  The results for this business unit, including the gain on the sale, are reported as a discontinued operation.

•                  Net cash from continuing operations was $84.7 million, compared to $252.5 million in the prior year.  The decrease was attributable primarily to the timing of milestone cash receipts for certain large projects within our Thermal Equipment and Services segment, investments in working capital at ClydeUnion, higher pension contributions, and higher tax payments.

•                  Free cash flow from continuing operations* was $0.4 million, compared to $105.5 million in the prior year. The decrease was due primarily to the items noted above, offset by lower capital expenditures as spending on the expansion of our power transformer facility was essentially completed in the fourth quarter of 2011.

Full Year 2013 Expectations:

•                  Revenues are expected to be in the range of $5.10 to $5.35 billion, or flat to growth of 5% organically compared to 2012.

•                  Segment income margins are forecasted to expand between 80 and 130 basis points.

•                  Capital allocation plans include $200 million of share repurchases and $250 million of voluntary pension contributions.  The net cash impact of the voluntary pension contributions is expected to be $160 million dollars as there is approximately a $90 million dollar tax benefit related to this contribution.  These actions are expected to increase earnings per share by approximately $0.30 in 2013.

•                  Earnings per share from continuing operations are expected to be $4.60 to $5.10.  This includes the expected benefit from the previously mentioned capital allocation plans.

•                  Adjusted net cash from continuing operations* is expected to be $350 to $390 million.  This does not include voluntary pension contributions and taxes payable on the sale of Service Solutions.  Capital expenditures are expected to be approximately $90 million. The resulting adjusted free cash flow* range is expected to be between $260 and $300 million.  This performance represents approximately 125% conversion of expected net income.

“We finished 2012 with our strongest financial quarter of the year, highlighted by sequential revenue growth and margin expansion across all three segments and an increased contribution from ClydeUnion, in line with our expectations.  In addition, we completed the sale of Service Solutions for approximately $1.15 billion.  Consistent with our previously communicated $700 million capital allocation plans, we used $350 million of the proceeds to repurchase shares and $350 million of the proceeds to reduce bank debt during the year.

“Building on these capital allocation actions, we plan to reinvest an additional $450 million of capital this year on actions we believe will generate a solid return on investment and will increase earnings per share by $0.30 in 2013 and approximately $0.50 on an annualized basis.  In 2013, we are targeting to repurchase $200 million of shares and make $250 million of voluntary pension contributions, essentially fully funding our US qualified pension plan.  Following these actions, we are projecting $1.2 billion of liquidity at the end of 2013,” said Christopher J. Kearney, Chairman, President and Chief Executive Officer of SPX.

“2012 was a year of strategic transition in which we continued our efforts to further align SPX to serve end markets with attractive near and long-term growth potential.  We are in a strong financial position with significant liquidity and have started 2013 well positioned for future growth,” Kearney added.

FINANCIAL HIGHLIGHTS — CONTINUING OPERATIONS

Flow Technology

Revenues for the fourth quarter of 2012 were $728.2 million compared to $565.4 million in the fourth quarter of 2011, an increase of $162.8 million, or 28.8%.  Organic revenues* decreased 0.7%, while completed acquisitions and currency fluctuations favorably impacted revenues by 29.5%.

Segment income was $90.8 million, or 12.5% of revenues, in the fourth quarter of 2012 compared to $85.3 million, or 15.1% of revenues, in the fourth quarter of 2011.  The decline in segment income margin was due primarily to reduced profitability in Europe, a higher mix of food & beverage system project revenue, which carries a lower profitability margin, and 50 basis points of dilution from ClydeUnion.

Thermal Equipment and Services

Revenues for the fourth quarter of 2012 were $446.7 million compared to $450.1 million in the fourth quarter of 2011, a decrease of $3.4 million, or 0.8%.  Organic revenues* increased 2.0%, while completed divestitures and currency fluctuations decreased revenues by 1.3% and 1.5%, respectively.

Segment income was $50.9 million, or 11.4% of revenues, in the fourth quarter of 2012 compared to $44.2 million, or 9.8% of revenues, in the fourth quarter of 2011.  The increase in segment income and margin was due primarily to higher sales of residential boilers, in support of Hurricane Sandy rebuilding efforts.

Industrial Products and Services

Revenues for the fourth quarter of 2012 were $260.8 million compared to $242.6 million in the fourth quarter of 2011, an increase of $18.2 million, or 7.5%.  Organic revenues* increased 7.5% in the quarter.  The primary driver of the revenue increase was a 24% increase in power transformer sales.  This was partially offset by lower sales of communication technologies and fare collection systems.

Segment income was $32.1 million, or 12.3% of revenues, in the fourth quarter of 2012 compared to $31.0 million, or 12.8% of revenues, in the fourth quarter of 2011.  The decrease in segment income margin was due primarily to the revenue mix noted above, with the increased transformer sales having a dilutive impact.

OTHER ITEMS

Disposition:  On December 3, 2012, the company announced that it had completed the sale of its Service Solutions business to Robert Bosch GmbH for approximately $1.15 billion, subject to working capital adjustments.  As a result of the sale, the company recorded a pre-tax gain of $560.7 million.  This business unit has been reported as a discontinued operation.

Share Repurchases:  In the first quarter of 2012, the company entered into a 10b5-1 share repurchase plan to facilitate the repurchase of $350 million of its stock.  Phase I of this share repurchase plan was completed in Q2 2012 and totaled $75 million or 1.0 million shares.  Shortly after receiving the proceeds from the sale of Service Solutions, Phase II of the company’s 10b5-1 share repurchase plan began trading.  Under Phase II, completed in January 2013, the company repurchased $275 million or 4.1 million shares.

Dividend:   On November 27, 2012, the company announced that its Board of Directors had declared a quarterly dividend of $0.25 per common share to shareholders of record on December 12, 2012, which was paid on December 27, 2012.

Form 10-K:  The company expects to file its annual report on Form 10-K for the year ended December 31, 2012 with the Securities and Exchange Commission no later than March 1, 2013.  This press release should be read in conjunction with that filing, which will be available on the company’s website at www.spx.com, in the Investor Relations section.

About SPX:  Based in Charlotte, North Carolina, SPX Corporation (NYSE: SPW) is a global Fortune 500 multi-industry manufacturing leader with over $5 billion in annual revenue, operations in more than 35 countries and approximately 15,000 employees.  The company’s highly-specialized, engineered products and technologies are concentrated in Flow Technology and energy infrastructure.  Many of SPX’s innovative solutions are playing a role in helping to meet rising global demand for electricity and processed foods and beverages, particularly in emerging markets.  The company’s products include food processing systems for the food and beverage industry, power transformers for utility companies, and cooling systems for power plants.  For more information, please visit www.spx.com.

* Non-GAAP number. See attached financial schedules for reconciliation to most comparable GAAP number.

Certain statements in this press release are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created thereby.  Please read these results in conjunction with the company’s documents filed with the Securities and Exchange Commission, including the company’s annual reports on Form 10-K, and any amendments thereto, and quarterly reports on Form 10-Q.  These filings identify important risk factors and other uncertainties that could cause actual results to differ from those contained in the forward-looking statements.  Actual results may differ materially from these statements.  The words “believe,” “expect,” “anticipate,” “project” and similar expressions identify forward-looking statements.  Although the company believes that the expectations reflected in its forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct.  In addition, estimates of future operating results are based on the company’s current complement of businesses, which is subject to change. Statements in this press release speak only as of the date of this press release, and SPX disclaims any responsibility to update or revise such statements.

Investor Meeting for Q4 2012 Earnings and 2013 Guidance

SPX will meet with investors today at 8 a.m. Eastern Time to present the company’s Q4 and full year 2012 results, issue financial guidance for 2013 and also provide its capital allocation expectations for this year. The meeting will last approximately 90 minutes and will feature remarks by Chris Kearney, Chairman, President and CEO, and Jeremy Smeltser, Vice President and Chief Financial Officer.

This meeting will be webcast. A link to the webcast and the printable file of the slide presentation will be available in the Investor Relations section of the company’s website at www.spx.com.  A replay of the webcast will be available until Thursday, March 14, 2013.  If you would like to listen to the live meeting, call 866-510-0710 (from outside the United States: +1 617-597-5378).  Use participant code: 99805695.

Contact:

Ryan Taylor (Investors)	Jennifer H. Epstein (Media)
704-752-4486	704-752-7403/704-576-5441
E-mail: investor@spx.com	jennifer.epstein@spx.com

SPX CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited; in millions, except per share amounts)

	Three months ended		Twelve months ended
	December 31, 2012	December 31, 2011	December 31, 2012	December 31, 2011

Revenues	$1,435.7	$1,258.1	$5,100.2	$4,536.9

Costs and expenses:
Cost of products sold	1,033.2	912.2	3,725.2	3,262.2
Selling, general and administrative	265.6	217.2	1,020.9	911.3
Intangible amortization	7.9	6.3	35.1	23.3
Impairment of goodwill and other long-term assets	285.9	3.6	285.9	28.3
Special charges, net	6.2	11.5	24.1	25.3
Operating income (loss)	(163.1)	107.3	9.0	286.5

Other income (expense), net	(5.1)	(22.0)	14.0	(53.6)
Interest expense	(29.3)	(25.5)	(114.4)	(97.0)
Interest income	1.8	1.5	6.3	5.6
Equity earnings in joint ventures	13.6	7.5	38.6	28.4
Income (loss) from continuing operations before income taxes	(182.1)	68.8	(46.5)	169.9
Income tax (provision) benefit	2.9	(10.3)	(31.9)	(14.3)
Income (loss) from continuing operations	(179.2)	58.5	(78.4)	155.6

Income from discontinued operations, net of tax	5.0	5.9	27.0	29.7
Gain (loss) on disposition of discontinued operations, net of tax	315.0	(0.9)	313.4	0.3
Income from discontinued operations	320.0	5.0	340.4	30.0

Net income	140.8	63.5	262.0	185.6

Less: Net income attributable to noncontrolling interests	0.3	1.0	2.8	5.0

Net income attributable to SPX Corporation common shareholders	$140.5	$62.5	$259.2	$180.6

Amounts attributable to SPX Corporation common shareholders:
Income (loss) from continuing operations, net of tax	$(179.5)	$57.5	$(81.2)	$150.6
Income from discontinued operations, net of tax	320.0	5.0	340.4	30.0
Net income	$140.5	$62.5	$259.2	$180.6

Basic income (loss) per share of common stock:
Income (loss) from continuing operations attributable to SPX Corporation common shareholders	$(3.62)	$1.14	$(1.62)	$2.98
Income from discontinued operations attributable to SPX Corporation common shareholders	6.45	0.10	6.80	0.60
Net income per share attributable to SPX Corporation common shareholders	$2.83	$1.24	$5.18	$3.58

Weighted-average number of common shares outstanding - basic	49.605	50.558	50.031	50.499

Diluted income (loss) per share of common stock:
Income (loss) from continuing operations attributable to SPX Corporation common shareholders	$(3.62)	$1.13	$(1.62)	$2.96
Income from discontinued operations attributable to SPX Corporation common shareholders	6.45	0.10	6.80	0.58
Net income per share attributable to SPX Corporation common shareholders	$2.83	$1.23	$5.18	$3.54

Weighted-average number of common shares outstanding - diluted	49.605	50.672	50.031	50.946

 SPX CORPORATION AND SUBSIDIARIES

 CONSOLIDATED BALANCE SHEETS

 (Unaudited; in millions)

	December 31,	December 31,
	2012	2011
ASSETS
Current assets:
Cash and equivalents	$984.1	$551.0
Accounts receivable, net	1,333.0	1,221.2
Inventories	555.6	587.2
Other current assets	149.9	131.8
Deferred income taxes	92.4	66.2
Assets of discontinued operations	—	731.6
Total current assets	3,115.0	3,289.0
Property, plant and equipment:
Land	45.4	48.4
Buildings and leasehold improvements	404.9	302.7
Machinery and equipment	806.9	774.5
	1,257.2	1,125.6
Accumulated depreciation	(512.2)	(476.1)
Property, plant and equipment, net	745.0	649.5
Goodwill	1,574.0	1,772.1
Intangibles, net	962.4	972.1
Other assets	733.7	709.1
TOTAL ASSETS	$7,130.1	$7,391.8

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$571.4	$640.8
Accrued expenses	996.6	977.3
Income taxes payable	126.5	26.7
Short-term debt	33.4	71.3
Current maturities of long-term debt	8.7	4.2
Liabilities of discontinued operations	—	241.7
Total current liabilities	1,736.6	1,962.0

Long-term debt	1,649.9	1,925.6
Deferred and other income taxes	251.1	131.1
Other long-term liabilities	1,212.5	1,135.8
Total long-term liabilities	3,113.5	3,192.5

Equity:
SPX Corporation shareholders’ equity:
Common stock	998.9	993.6
Paid-in capital	1,553.7	1,502.2
Retained earnings	2,696.6	2,488.3
Accumulated other comprehensive loss	(228.9)	(246.5)
Common stock in treasury	(2,751.6)	(2,510.3)
Total SPX Corporation shareholders’ equity	2,268.7	2,227.3
Noncontrolling interests	11.3	10.0
Total equity	2,280.0	2,237.3
TOTAL LIABILITIES AND EQUITY	$7,130.1	$7,391.8

SPX CORPORATION AND SUBSIDIARIES

RESULTS OF OPERATIONS BY SEGMENT

(Unaudited; in millions)

	Three months ended			Twelve months ended
	December 31, 2012	December 31, 2011%		December 31, 2012	December 31, 2011%
Flow Technology reportable segment

Revenues	$728.2	$565.4	28.8%	$2,682.2	$2,042.0	31.4%
Gross profit	226.2	185.4		807.9	673.8
Selling, general and administrative expense	129.6	95.2		495.1	388.7
Intangible amortization expense	5.8	4.9		27.7	16.7
Income	$90.8	$85.3	6.4%	$285.1	$268.4	6.2%
as a percent of revenues	12.5%	15.1%		10.6%	13.1%

Thermal Equipment and Services reportable segment

Revenues	$446.7	$450.1	-0.8%	$1,490.9	$1,636.4	-8.9%
Gross profit	108.3	96.6		316.6	353.9
Selling, general and administrative expense	56.2	51.1		204.7	205.8
Intangible amortization expense	1.2	1.3		5.2	5.6
Income	$50.9	$44.2	15.2%	$106.7	$142.5	-25.1%
as a percent of revenues	11.4%	9.8%		7.2%	8.7%

Industrial Products and Services

Revenues	$260.8	$242.6	7.5%	$927.1	$858.5	8.0%
Gross profit	70.4	66.5		261.1	257.0
Selling, general and administrative expense	37.4	35.4		144.8	146.3
Intangible amortization expense	0.9	0.1		2.2	1.0
Income	$32.1	$31.0	3.5%	$114.1	$109.7	4.0%
as a percent of revenues	12.3%	12.8%		12.3%	12.8%

Total income for reportable and other operating segments	$173.8	$160.5		$505.9	$520.6
Corporate expense	29.5	23.1		108.8	105.9
Pension and postretirement expense	9.8	8.7		38.7	35.4
Stock-based compensation expense	5.5	6.3		39.4	39.2
Impairment of goodwill and other long-term assets	285.9	3.6		285.9	28.3
Special charges, net	6.2	11.5		24.1	25.3
Consolidated Operating Income (Loss)	$(163.1)	$107.3	-252.0%	$9.0	$286.5	-96.9%

SPX CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited; in millions)

	Three months ended		Twelve months ended
	December 31, 2012	December 31, 2011	December 31, 2012	December 31, 2011
Cash flows from operating activities:
Net income	$140.8	$63.5	$262.0	$185.6
Less: Income from discontinued operations, net of tax	320.0	5.0	340.4	30.0
Income (loss) from continuing operations	(179.2)	58.5	(78.4)	155.6
Adjustments to reconcile income (loss) from continuing operations to net cash from operating activities:
Special charges, net	6.2	11.5	24.1	25.3
Gain on sale of a business	—	—	(20.5)	—
Impairment of goodwill and other long-term assets	285.9	3.6	285.9	28.3
Deferred and other income taxes	5.6	(10.0)	11.0	(35.7)
Depreciation and amortization	26.7	23.7	111.8	87.7
Pension and other employee benefits	14.6	13.3	58.3	56.5
Stock-based compensation	5.5	6.3	39.4	39.2
Other, net	(2.4)	(29.0)	8.4	9.0
Changes in operating assets and liabilities, net of effects from acquisitions and divestitures:
Accounts receivable and other assets	(13.4)	42.8	(211.6)	(14.5)
Inventories	87.9	32.8	73.2	(73.2)
Accounts payable, accrued expenses and other	(7.2)	(2.7)	(196.8)	(2.3)
Cash spending on restructuring actions	(4.8)	(5.9)	(20.1)	(23.4)
Net cash from continuing operations	225.4	144.9	84.7	252.5
Net cash from (used in) discontinued operations	(2.4)	56.5	(14.9)	70.1
Net cash from operating activities	223.0	201.4	69.8	322.6

Cash flows from (used in) investing activities:
Proceeds from asset sales and other	8.9	0.8	19.1	1.1
(Increase) decrease in restricted cash	—	2.3	1.9	(0.4)
Business acquisitions and other investments, net of cash acquired	(3.8)	(739.4)	(34.3)	(747.5)
Capital expenditures	(25.9)	(74.5)	(84.3)	(147.0)
Net cash used in continuing operations	(20.8)	(810.8)	(97.6)	(893.8)
Net cash from (used in) discontinued operations	1,132.4	(0.5)	1,128.3	(50.5)
Net cash from (used in) investing activities	1,111.6	(811.3)	1,030.7	(944.3)

Cash flows from (used in) financing activities:
Borrowings under senior credit facilities	179.0	1,221.1	1,065.0	1,881.1
Repayments under senior credit facilities	(640.0)	(390.0)	(1,421.9)	(1,050.0)
Repayments under senior notes	—	—	—	(49.5)
Borrowings under trade receivables agreement	—	22.0	127.3	118.0
Repayments under trade receivables agreement	(46.0)	(68.0)	(127.3)	(118.0)
Net borrowings (repayments) under other financing arrangements	(3.8)	1.3	(8.6)	2.8
Purchases of common stock	(170.6)	—	(245.6)	—
Proceeds from exercise of employee stock options and other, net of minimum withholdings paid on behalf of employees for net share settlements	0.2	0.1	5.3	0.1
Dividends paid	(25.1)	(12.7)	(63.6)	(53.4)
Financing fees paid	—	(5.5)	(0.2)	(17.2)
Net cash from (used in) continuing operations	(706.3)	768.3	(669.6)	713.9
Net cash from discontinued operations	—	—	—	—
Net cash from (used in) financing activities	(706.3)	768.3	(669.6)	713.9
Change in cash and equivalents due to changes in foreign exchange rates	9.5	(3.6)	2.2	3.4
Net change in cash and equivalents	637.8	154.8	433.1	95.6
Consolidated cash and equivalents, beginning of period	346.3	396.2	551.0	455.4
Consolidated cash and equivalents, end of period	$984.1	$551.0	$984.1	$551.0

SPX CORPORATION AND SUBSIDIARIES

ORGANIC REVENUE RECONCILIATION

(Unaudited)

	Three months ended December 31, 2012
	Net Revenue		Foreign	Organic Revenue
	Growth (Decline)	Acquisitions/Divestitures	Currency	Growth (Decline)

Flow Technology reportable segment	28.8%	29.8%	(0.3)%	(0.7)%

Thermal Equipment and Services reportable segment	(0.8)%	(1.3)%	(1.5)%	2.0%

Industrial Products and Services	7.5%	—%	—%	7.5%

Consolidated	14.1%	12.9%	(0.7)%	1.9%

	Twelve months ended December 31, 2012
	Net Revenue		Foreign	Organic Revenue
	Growth (Decline)	Acquisitions/Divestitures	Currency	Growth (Decline)
Flow Technology reportable segment	31.4%	29.2%	(3.0)%	5.2%

Thermal Equipment and Services reportable segment	(8.9)%	(1.6)%	(3.6)%	(3.7)%

Industrial Products and Services	8.0%	—%	(0.4)%	8.4%

Consolidated	12.4%	12.6%	(2.7)%	2.5%

SPX CORPORATION AND SUBSIDIARIES

FREE CASH FLOW  RECONCILIATION

(Unaudited; in millions)

	Three months ended		Twelve months ended
	December 31, 2012	December 31, 2011	December 31, 2012	December 31, 2011

Net cash from continuing operations	$225.4	$144.9	$84.7	$252.5

Capital expenditures - continuing operations	(25.9)	(74.5)	(84.3)	(147.0)

Free cash flow from continuing operations	$199.5	$70.4	$0.4	$105.5

SPX CORPORATION AND SUBSIDIARIES

CASH AND DEBT RECONCILIATION

(Unaudited; in millions)

Twelve months ended
December 31, 2012

Beginning cash and equivalents	$551.0

Operational cash flow	84.7
Business acquisitions and other investments, net of cash acquired	(34.3)
Capital expenditures	(84.3)
Decrease in restricted cash	1.9
Proceeds from asset sales and other	19.1
Borrowings under senior credit facilities	1,065.0
Repayments under senior credit facilities	(1,421.9)
Net repayments under other financing arrangements	(8.6)
Dividends paid	(63.6)
Purchases of common stock	(245.6)
Proceeds from exercise of employee stock options and other, net of minimum withholdings paid on behalf of employees for net share settlements	5.3
Financing fee paid	(0.2)
Cash from discontinued operations	1,113.4
Change in cash due to changes in foreign exchange rates	2.2

Ending cash and equivalents	$984.1

	Debt at				Debt at
	12/31/2011	Borrowings	Repayments	Other	12/31/2012

Domestic revolving loan facility	$—	$1,065.0	$(1,065.0)	$—	$—
Foreign revolving loan facility	30.9	—	(31.9)	1.0	—
Term Loan 1	300.0	—	(300.0)	—	—
Term Loan 2	500.0	—	(25.0)	—	475.0
6.875% senior notes	600.0	—	—	—	600.0
7.625% senior notes	500.0	—	—	—	500.0
Trade receivables financing arrangement	—	127.3	(127.3)	—	—
Other indebtedness	70.2	17.7	(26.3)	55.4	117.0

Totals	$2,001.1	$1,210.0	$(1,575.5)	$56.4	$1,692.0

SPX CORPORATION AND SUBSIDIARIES

FREE CASH FLOW RECONCILIATION

(Unaudited; in millions)

	2013E Current Guidance Range

Net cash from continuing operations	$75.0	$115.0

Estimated tax payment on the gain from the sale of Service Solutions	115.0	115.0

Voluntary pension contribution, net of $90 tax benefit	160.0	160.0

Adjusted net cash from continuing operations	$350.0	$390.0

Capital expenditures - continuing operations	(90.0)	(90.0)

Adjusted free cash flow from continuing operations	$260.0	$300.0